FOR IMMEDIATE RELEASE

Exhibit 99.1

CDTi Reports Fourth Quarter and Fiscal Year 2012 Financial Results

Ventura, CA – March 15, 2013 -- Clean Diesel Technologies, Inc. (NASDAQ:CDTI) (“CDTi” or the “Company”), a cleantech emissions control company, announced today its financial results for the fourth quarter and fiscal year ended December 31, 2012. The highlights are as follows:

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Fourth quarter revenue of $12.4 million, down 41.8%

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Retrofit sales in California sequentially stronger but below expectations

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Prior fourth quarter retrofit sales included over $6 million for the London LEZ

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Continued strength in catalyst sales to Honda

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Fiscal year 2012 revenue of $60.5 million, down 1.7% year over year

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Net loss of $1.34 per diluted share for fiscal year 2012 compared to net loss of $1.31 per share for prior year

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Cash used in operating activities of $0.2 million for fiscal year 2012 versus $14.6 million used in the prior year

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Cash and cash equivalents of $6.9 million as of December 31, 2012 versus $3.5 million for the year ago period

“Disappointedly, we did not achieve our financial objectives in 2012 and the fourth quarter was a challenging one for the Company.  We expected greater retrofit sales under the California Truck and Bus mandate and believe that the late and weak regulation enforcement coupled with a delayed product approval were contributing factors,” said Craig Breese, Chief Executive Officer of CDTi. “We’re guardedly optimistic that with a full suite of verified retrofit solutions, the strengthening of our team with experienced industry veterans and the exit of a significant competitor, Cleaire, from the market, we will see increased sales momentum driven by more vigorous CARB enforcement. While we expect improvement in our retrofit sales from state-sponsored initiatives, we are continuing to make progress expanding our Heavy Duty Diesel Systems sales from non-retrofit sources that represent a more sustainable OEM and aftermarket business. Our recently announced joint venture with a subsidiary of Pirelli Group to sell emissions control products in Europe is an excellent example of a more strategic approach to growing our OEM and aftermarket business.

“Our Catalyst division reported a much improved performance, with external sales up more than 40 percent compared to the prior year, driven largely by growth in our Honda business.  Strong Q4 Catalyst sales were negatively impacted by lower gross margin due to an unsatisfactory rate for rare earth metal reimbursement. We recently finalized a reimbursement agreement with Honda to alleviate this issue as we progress through 2013. Operationally, we continue to be pleased with the execution of the cost reduction activities that we began last year which are positively impacting the results of both of our business segments.

CDTi * 4567 Telephone Road, Suite 100 * Ventura CA 93003 * 805-639-9458

www.cdti.com

“Going forward, our key strategic objective will be to capitalize on our unique and disruptive catalyst technology. We are energized by a number of initiatives we have underway to leverage our core material science technology.  These initiatives include an aggressive enhancement of our IP and patent portfolio, which comprise the pursuit of zero-platinum group metal automotive emission solutions and the pursuit of new market opportunities through licensing arrangements, joint development agreements and partnerships. We believe the actions taken in 2012 and those planned for 2013 to strategically reposition the business to serve the global OEM customer and expand our addressable markets to better monetize our materials technology platform will result in our ability to improve the Company's long-term growth, profitability and shareholder value.”

Fourth Quarter 2012 Financial Results

Total revenue for the fourth quarter of 2012 was $12.4 million, a decrease of $8.9 million, or 41.8%, from $21.3 million for the prior year quarter. Revenue, excluding intercompany sales, for CDTi’s Catalyst division for the quarter ended December 31, 2012 was $4.0 million, unchanged from the prior year quarter. Revenue for CDTi’s Heavy Duty Diesel Systems division for the quarter ended December 31, 2012 decreased $8.9 million, or 51.7%, to $8.4 million from $17.3 million for the same prior year quarter.

Total operating expenses for the fourth quarter of 2012 were $5.1 million, including severance and other charges of $0.5 million, compared to $5.7 million in the prior year quarter.

Gross margin was 22.0%, compared to 27.6% in the prior year period.

Net loss for the fourth quarter of 2012 was $2.8 million, or $0.39 per diluted share, compared to net income of $0.5 million, or $0.06 per share, in the prior year quarter. Diluted common shares outstanding were 7,240,000 in the current quarter compared to 7,217,000 in the same quarter a year ago.

At December 31, 2012 and December 31, 2011, CDTi had cash and cash equivalents of $6.9 million and $3.5 million, respectively.

Full Year 2012 Financial Results

Total revenue for the year ended December 31, 2012 was $60.5 million, a decrease of $1.1 million, or 1.7%, from $61.6 million for the prior year. Revenue, excluding intercompany sales, for CDTi’s Catalyst division for the year ended December 31, 2012 increased $5.6 million, or 40.5%, to $19.8 million from $14.2 million for the prior year. Revenue for CDTi’s Heavy Duty Diesel Systems division for the year ended December 31, 2012 decreased $6.7 million, or 14.3%, to $40.7 million from $47.4 million for the prior year.

Total operating expenses for the year ended December 31, 2012 were $22.5 million, compared to $24.1 million for the prior year.

Gross margin was 24.3%, compared to 28.5% in the prior year.

Net loss for the year ended December 31, 2012 was $9.7 million, or $1.34 per share, compared to a net loss of $7.3 million, or $1.31 per share, in the prior year. Diluted common shares outstanding were 7,227,000 for the year ended December 31, 2012 compared to 5,574,000 for the prior year, with the increase in the number of shares due principally to the public offering completed on July 5, 2011.

CDTi * 4567 Telephone Road, Suite 100 * Ventura CA 93003 * 805-639-9458

www.cdti.com

Conference Call and Webcast Information

CDTi will host a conference call and simultaneous webcast over the Internet beginning at 8:00 a.m. Pacific Time today to discuss its financial results and its business outlook. This conference call will contain forward-looking information. To participate in the conference call, dial +1 (877) 303-9240 and use confirmation code 20871814. International participants should dial +1 (760) 666-3571 and use the same confirmation code. The conference call will be webcast live on CDTi’s website at www.cdti.com under the “Investor Relations” section. To listen to the live webcast, participants should visit the site at least 15 minutes prior to the conference to download any required streaming media software. An archived recording of the conference call will be available on the CDTi website for 30 days.

About CDTi

CDTi is a vertically integrated global manufacturer and distributor of emissions control systems and products, focused on the heavy duty diesel and light duty vehicle markets. CDTi utilizes its proprietary patented Mixed Phase Catalyst (MPC®) technology, as well as its ARIS® selective catalytic reduction, Platinum Plus® fuel-borne catalyst, and other technologies to provide high-value sustainable solutions to reduce emissions, increase energy efficiency and lower the carbon intensity of on- and off-road engine applications. CDTi is headquartered in Ventura, California and currently has operations in the U.S., Canada, U.K., France, Japan and Sweden. For more information, please visit www.cdti.com.

Forward-Looking Statements Safe Harbor

Certain statements in this news release, such as statements regarding future sales volumes and momentum, changes to customer reimbursement rates for raw materials and any impact such rates may have on future growth or margins and improved long-term growth, profitability and shareholder value, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known or unknown risks, including those detailed in CDTi’s filings with the U.S. Securities and Exchange Commission, uncertainties and other factors that may cause the actual results, performance or achievements of CDTi to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. CDTi assumes no obligation to update the forward-looking information contained in this release.

CDTi * 4567 Telephone Road, Suite 100 * Ventura CA 93003 * 805-639-9458

www.cdti.com

Clean Diesel Technologies, Inc.

Summary Statements of Operations (unaudited)

($ millions)

	3 Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Revenues	$12.4	$21.3	$60.5	$61.6
Gross profit	2.7	5.9	14.7	17.6
Gross margin	22.0%	27.6%	24.3%	28.5%

Operating expenses:
Selling, general and administrative	3.4	3.7	14.9	16.7
Research and development	1.2	2.0	6.7	7.4
Severance and other charges	0.5	─	0.9	─
Total operating expenses	$5.1	$5.7	$22.5	$24.1

(Loss) income from operations	$(2.4)	$0.2	$(7.8)	$(6.5)
Other expense	(0.4)	(0.5)	(2.3)	(0.4)
Loss from continuing operations before income tax	(2.8)	(0.3)	(10.1)	(6.9)
Income tax (benefit) expense from continuing operations	(0.1)	(0.7)	(0.4)	0.3
Net (loss) income from continuing operations	(2.7)	0.4	(9.7)	(7.2)
Discontinued operations	(0.1)	0.1	─	(0.1)
Net (loss) income	$(2.8)	$0.5	$(9.7)	$(7.3)

Basic and diluted EPS	$(0.39)	$0.06	$(1.34)	$(1.31)
Weighted shares outstanding (in thousands)	7,240	7,217	7,227	5,574

Clean Diesel Technologies, Inc.

Segment Information

($ millions)

	3 Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Revenue
Heavy Duty Diesel Systems	$8.4	$17.3	$40.7	$47.4
Catalyst	5.1	5.8	24.3	20.8
Eliminations	(1.1)	(1.8)	(4.5)	(6.6)
Total	$12.4	$21.3	$60.5	$61.6

Income (loss) from operations
Heavy Duty Diesel Systems	$(0.1)	$1.3	$(0.6)	$1.4
Catalyst	(1.1)	0.1	(1.8)	(1.0)
Corporate	(1.2)	(1.2)	(5.5)	(6.7)
Eliminations	─	─	0.1	(0.2)
Total	$(2.4)	$0.2	$(7.8)	$(6.5)

CDTi * 4567 Telephone Road, Suite 100 * Ventura CA 93003 * 805-639-9458

www.cdti.com

Clean Diesel Technologies, Inc.

Summary Balance Sheets (unaudited)

($ millions)

	As of December 31
	2012	2011
Total current assets	$22.8	$27.1
Total assets	$35.4	$41.1
Total current liabilities	$15.7	$15.8
Total long-term liabilities	$8.3	$5.4
Stockholders’ equity	$11.4	$19.9

Short-term debt	$5.6	$4.5
Long-term debt	$7.5	$4.5

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Contact Information:

Kristi Cushing, Investor Relations Manager

Tel:  +1 (805) 639-9555

CDTi * 4567 Telephone Road, Suite 100 * Ventura CA 93003 * 805-639-9458

www.cdti.com